UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 29, 2022

Sisecam Resources LP
(Exact name of registrant as specified in its charter)

Delaware	001-36062	46-2613366
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:(770) 375-2300
(Former Name or Former Address, if Changed Since Last Report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partnership interests	SIRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Mr. Kulaksizoglu as Chief Financial Officer
As previously disclosed, on February 11, 2022, Sisecam Chemicals USA Inc., a wholly owned subsidiary of Turkiye Sise ve Cam Fabrikalari A.S. of Istanbul, Turkey, issued a press release announcing its intention to appoint Mr. Mehmet Nedim Kulaksizoglu (age 43) as the Chief Financial Officer of Sisecam Chemicals Resources LLC (“Sisecam LLC”) and its subsidiaries, including Sisecam Resource Partners LLC (the “General Partner”), the general partner of Sisecam Resources LP (the “Partnership”) effective upon the receipt of all requisite U.S. immigration and corporate approvals. Effective as of March 29, 2022 (the “Kulaksizoglu Effective Date”), all requisite U.S. immigration and corporate approvals were obtained, and the Board of Directors of the General Partner (the “Board”) appointed Mr. Kulaksizoglu as the Chief Financial Officer of the General Partner, to serve until his successor has been duly elected and qualified or until his death, resignation or removal. Effective as of the Kulaksizoglu Effective Date, Mr. Ahmet Tohma resigned as the Chief Financial Officer of the General Partner in order to pursue other opportunities with the Ciner Group and will continue to serve as the Ciner Group’s Chief Financial Officer. There are no disagreements between Mr. Tohma and the Board, the General Partner or the Partnership’s management regarding any matter relating to the Partnership’s operations, policies or practices.
Most recently, Mr. Kulaksizoglu has served as Chief Financial Officer of Pacific Soda LLC, a joint venture between Sisecam and affiliates of the Partnership. Immediately before assuming that role, he served as global head of taxation for Sisecam, a position that he was appointed to in June 2016. Mr. Kulaksizoglu also served as CFO for the glass packaging group in Russian and CIS operations. He held both a Plant General Manager role as well as financial and operational leadership roles in the European and Russian operations of Sisecam and financial roles in Turkey. Mr. Kulaksizoglu has a degree in Economics from Dokuz Eylul University and is an alumnus of Harvard Business School’s General Management Program.
As of the Kulaksizoglu Effective Date, Mr. Kulaksizoglu will be employed and compensated by Sisecam LLC, subject to reimbursement by the Partnership. It is not anticipated that Mr. Kulaksizoglu will enter into an employment agreement for his role as the Chief Financial Officer of the General Partner. The portion of Mr. Kulaksizoglu’s compensation that will be payable by the Partnership includes the amount of compensation allocated to the Partnership by Sisecam LLC (and reimbursed to Sisecam LLC by the Partnership), with such allocations determined by the amount of time he actually spends working for the Partnership relative to the amount of time he spends working for Sisecam LLC and its other affiliates. Mr. Kulaksizoglu’s initial compensation package, a portion of which will be allocated to the Partnership, will include (i) an annual base salary of $350,000; and (ii) an annual bonus target opportunity equal to 30% of the base salary.
The Partnership and the General Partner are not aware of any transactions or existing relationships in which Mr. Kulaksizoglu has a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K other than as set forth herein, and are not aware of any family relationship between Mr. Kulaksizoglu and the General Partner’s executive officers, directors or any person nominated to become a director or executive officer of the General Partner that would require disclosure under Item 401(d) of Regulation S-K. Except as set forth herein, no material plan, contract, or arrangement was entered into or materially amended by the Partnership or the General Partner in connection with the foregoing, and there was no grant or award made by the Partnership or the General Partner to Mr. Kulaksizoglu or modification thereto under any such plan, contract, or arrangement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: March 29, 2022

SISECAM RESOURCES LP

By:	Sisecam Resource Partners LLC, its General Partner

By:	/s/ Marla E. Nicholson
Marla E. Nicholson Vice President, General Counsel and Secretary of Sisecam Resource Partners LLC, the registrant’s General Partner